COACHMAN INCORPORATED
                            301 NW 63rd Street
                                 Suite 500
                       Oklahoma City, Oklahoma 73116

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To Be Held October ___, 1995

To the Stockholders of
COACHMAN INCORPORATED

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Coachman Incorporated, a Delaware corporation (the
"Corporation"), will be held at 10:00 a.m., October ___, 1995 at 301 N.W. 63rd Street, Suite 500, Oklahoma City, Oklahoma, for the following purposes:

     1. To authorize the increase of authorized Common Stock to 50,000,000 and to decrease the par value to $0.005 per share.

     2. To approve and authorize the Board of Directors to effect a reverse stock split of the Corporation's Common Stock on a 1 share for 6 shares basis and to increase or maintain the Corporation's authorized Common Stock at 50,000,000 shares, par value $0.005, at such time as the Corporation's Common Stock is accepted for listing on a national market;

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on ___________________, 1995 are entitled to notice of and to vote at this meeting and any adjournment thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.

     Stockholders are invited to attend the meeting in person. Whether or not you plan on attending the meeting in person, it is important that your shares be represented and voted at the meeting in accordance with your instructions. Therefore, you are urged to fill in, sign, date and return the accompanying proxy in the enclosed envelope. No postage is required if mailed in the United States.

                            By Order of the Board of Directors


                                     Dennis D. Bradford
                                    Chairman of the Board

Oklahoma City, Oklahoma
October ___, 1995



                           COACHMAN INCORPORATED
                            301 NW 63rd Street
                                 Suite 500
                       Oklahoma City, Oklahoma 73116

                              PROXY STATEMENT
                                    FOR
                      SPECIAL MEETING OF STOCKHOLDERS
                      To Be Held October _____, 1995


    This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Coachman Incorporated, a Delaware corporation (the "Corporation"), to be used at a Special Meeting of Shareholders and at any adjournment or postponement thereof. This proxy statement and the accompanying form of proxy were first mailed to the holders of the Corporation's common stock on or about October ____, 1995.


                 SOLICITATION OF PROXIES AND VOTING RIGHTS

    The presence, in person or by proxy, of the holders of 1/3 of the votes represented by the outstanding shares of the Corporation's common stock is necessary to constitute a quorum at the Special Meeting. Holders of shares are entitled to one vote per share of common stock and are not allowed to cumulate votes in the election of directors.

    Subject to the rights of Shareholders to revoke their proxies, the shares represented by each proxy executed in the accompanying form of proxy will be voted at the meeting in accordance with the instructions therein. Proxies on which no voting instructions are indicated will be voted FOR Proposals 1 and 2 and in the best judgment of the proxy holders on any other matter than may properly come before the Special Meeting. If a broker indicates on a proxy that it does not have discretionary authority to vote shares on a certain matter, those shares will not be considered present and entitled to vote with respect to that matter. If a shareholder indicates on a proxy card that such shareholder abstains from voting with respect to a proposal, the shares will be considered as present and entitled to vote with respect to that matter, and abstention will have the effect of a vote AGAINST the proposal.

    Shareholders have the unconditional right to revoke their proxies at any time prior to the voting of their proxies at the Special Meeting by giving written notice to the Secretary of the Corporation or by attending the Special Meeting and voting in person.

    The expenses of the solicitation of the proxies for the meeting, including the cost of preparing, assembling and mailing the notice, proxy, proxy statement and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. The Corporation's Board of Directors believe that it controls a sufficient number of votes to approve the proposals without a solicitation of proxies. The Corporation does not intend to solicit proxies other than the mailing of proxy materials. Both Proposals require the affirmative vote of a majority of the issued and outstanding shares of Common Stock.


                           SECURITY OWNERSHIP OF
                 CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table and notes thereto sets forth, as of June 30, 1995, certain information regarding ownership of common stock by (i) each person known to the Corporation to beneficially own more than 5% of its common stock, (ii) each director and nominee for director of the Corporation and (iii) all present officers and directors of the Corporation as a group.

    Under the rules and regulations of the Securities and Exchange Commission, a person is deemed to own beneficially all securities of which that person owns or shares voting or investment power as well as all securities which may be acquired through the exercise of currently available conversion, warrant or option rights. Unless otherwise indicated, each such person possesses sole voting and investment power with respect to the shares owned by him.

Name and Address                  Amount and Nature of     Percent of
of Beneficial Owner               Beneficial Ownership     Outstanding

Dennis D. Bradford                   1,522,638 (a)(b)            18%
301 NW 63rd, Suite 500
Oklahoma City, OK 73116

Robert E. and Linda D. Swain         1,721,170                   21%
1055 Bay Esplanade
Tampa, FL 34630

Craig Missler                          507,646 (c)                6%
P. O. Box 1826
Venice CA 90294

Jay T. Edwards                           6,150 (d)                *

Alejandro G. Asmar                           0                    0

Catherine Myers                             20                    *

All officers and directors
  as a group (4 persons)             3,249,978 (e)               45%

*Less than 1% of the common stock outstanding at June 30, 1995.

(a) Includes 13,100 shares of common stock that may be acquired upon exercise of employee stock options previously granted under the Corporation's 1987 Stock Option Plan.

(b) Includes 403,000 shares of common stock which may be acquired upon exercise of nonqualified incentive stock options granted
    December 14, 1993.

(c) Includes 129,143 shares available if a $30,000 note due Mr.
    Missler by the Corporation is converted to stock.

(d) Includes 4,700 shares of common stock that may be acquired upon exercise of employee stock options previously granted under the Corporation's 1987 Stock Option Plan.

(e) Includes 417,800 shares of common stock that may be acquired by such persons upon exercise of employee stock options previously granted under the Corporation's 1987 Stock Option
    Plan and on December 14, 1993.


                  AUTHORIZATION TO INCREASE COMMON STOCK
                              (Proposal One)

    The Board of Directors has approved and recommends that the stockholders of the Corporation approve an amendment to the Corporation's Certificate of Incorporation for the purpose of increasing the number of its authorized shares of Common Stock from 25,000,000 to 50,000,000 and to decrease the par value to $.005 per share.

    The Board of Directors believes that the increase in the number of authorized shares of Common Stock will increase the flexibility of the Corporation for raising additional capital and future acquisitions. Except for the intended acquisition of Olympic Mills and the sale of shares in the private placement described below, the Corporation does not presently have any plans to issue any Common Stock.

    The affirmative vote of a majority of the outstanding Common Stock entitled to vote on this proposal to amend the Corporation's Certificate of Incorporation is required for approval of the proposal. The Board of Directors recommends voting FOR this proposal to amend the Certificate of Incorporation.


                   AUTHORIZATION OF REVERSE STOCK SPLIT
                              (Proposal Two)

    The Board of Directors has approved and recommends that the stockholders of the Corporation approve a one for six reverse stock split of the Corporation's Common Stock and to increase or maintain the authorized Common Stock at 50,000,000 shares, par value $0.005 per share; provided, however, that the Corporation's Common Stock will be accepted for listing on Nasdaq National Market or the American Stock Exchange. Accordingly, shareholders are being asked to approve the reverse stock split and to authorize the Board of Directors to take the necessary action to achieve the stock split and change or maintain authorized Common Stock only if the business purpose will be achieved. It is possible that the reverse stock split will not occur if the Corporation is unable to list the Common Stock on a national market for reasons other than pricing. The Corporation knows of no reason why its Common Stock would not be accepted for listing.

    The proposed reverse stock split would be achieved by amendment to the Certificate of Incorporation to reclassify and change (without any further act) the currently authorized 25,000,000 shares of Common Stock par value of $0.01 to 4,166,666 shares of Common Stock par value $0.06 or if the stock split is delayed, the 50,000,000 shares expected to be authorized to 8,333,333 shares of Common Stock, par value $0.03. The amendment to the Certificate of Incorporation would also provide for an increase in the authorized Common Stock to 50,000,000 shares, par value $0.005 per share.

    The purpose of the reverse stock split is to establish an appropriate price in the public market for the Corporation's Common Stock in order to meet certain listing requirements for the Common Stock being traded in a meaningful market, such as the Nasdaq National Market or the American Stock Exchange. On August 8, 1995, shares of the Corporation's Common Stock were trading at $.50 per share, asked, as quoted by the NASDAQ Electronic OTC Board.

    If the reverse stock split is approved by the stockholders, the Corporation will file an appropriate amendment to the Certificate of Incorporation effecting such reverse stock split and establishing the required number of shares of authorized Common Stock only upon a the listing of the Common Stock and a decision by the Board of Directors to do so. The stockholders of the Corporation will be given notice to surrender their certificates of shares to American Stock Transfer, as transfer agent for the Corporation, in order that new certificates (giving effect to the reverse stock split) can be issued.

    Any fractional shares to be issued will be rounded up the nearest whole share by the stock transfer agent upon the reissuance of shares surrendered.


           IMPACT OF CERTAIN TRANSACTIONS ON SHARES OUTSTANDING

    Currently, there are 8,278,142 shares of Common Stock issued and outstanding and ______________ shares reserved for issuance under certain incentive option plans and outstanding warrants. In June 1995, the Corporation signed a definitive acquisition agreement with the owners of Olympic Mills Corporation to acquire that business for cash and the issuance of 6,000,000 shares of Common Stock. The Corporation intends to raise an additional $4,500,000 to $8,000,000 through the sale of a minimum of 11,250,000 shares and a maximum of 20,000,000 shares of Common Stock in a private placement to fund the acquisition and provide working capital for the Corporation. The shares required to complete the acquisition of Olympic Mills are currently authorized.


    If the shareholders vote for the proposals to effect a reverse stock split of 1 share for each 6 shares and to increase the number of authorized shares, each of which is recommended by the Board of Directors, the number of shares of Common Stock authorized would be 50,000,000 par value $.005 per share. The number of shares outstanding after the reverse split would be 1,379,691 with ____________ shares reserved for issuance under the various stock option plans and outstanding warrants. The number of shares to be issued in the acquisition of Olympic Mills would be 1,000,000 shares and the minimum number of shares to be sold in the private placement would be a minimum of 1,875,000 shares and a maximum of 3,333,334 shares.

    Assuming the closing of the Olympic Mills transaction, current shareholders would own approximately 32% of the issued and outstanding shares upon the issuance of the minimum shares offered in the private placement and 24% upon the issuance of the maximum shares offered in the private placement.


                       ACQUISITION OF OLYMPIC MILLS

    The Corporation entered into an agreement dated June 27, 1995 (the "Agreement") with Corporacion Inmobiliaria Textil ("Cintex"), a Puerto Rico corporation; Fideicomiso Hispamer ("Hispamer"), a Puerto Rico trust; OM Acquisition Corp. ("OM"), a Delaware corporation; and Olympic Holding Corp. ("Holding"), a Puerto Rico corporation. The Agreement provides that the Corporation will acquire (i) all issued and outstanding Class A Preferred Stock of Olympic Mills from Cintex and Hispamer, as well as $3,570,400 in indebtedness owed by Olympic Mills to Cintex and Hispamer; (ii) all the issued and outstanding common stock of Olympic Mills from OM;
(iii) all of the issued and outstanding common stock of Lutania Mills, Inc. ("Lutania") from Holding. Unless the context otherwise requires, references to Olympic Mills include Lutania. Upon execution of the Agreement, the Corporation deposited into escrow the sum of $100,000, which will be applied to the purchase price at closing, which was to have occurred on August 31, 1995, but was extended to October 15, 1995, upon the deposit by the Corporation of an additional $100,000 in earnest money.

    The purchase price is (i) $12,500,000 in cash, less adjustments; (ii) 6,000,000 shares of Common Stock of the Corporation; (1,000,000 after the reverse stock split); (iii) a note for $1,000,000 if Olympic Mills has a signed contract with the U.S. Department of Defense for a minimum of $11,000,000 in purchases the first year ("Defense Contract Amount"); plus, (iv) a note in an amount equal to the grants made to Olympic Mills after May 23, 1995, and before December 31, 1995, (other than grants under a wage incentive program) by Puerto Rican government agencies, but not more than $1,000,000 ("Grant Amount").

    The cash portion of the purchase price will be reduced by the amount in escrow ($200,000) and the amount by which Olympic Mills' indebtedness to Congress Credit as of the closing date exceeds $5,000,000. The notes evidencing the Defense Contract Amount and the Grant Amount will be due 5 years from the closing date, will bear interest at an annual rate of 7%, payable quarterly and will be secured by a subordinated lien on all the furniture and equipment of Olympic Mills.

    The amount by which Olympic Mills' indebtedness to Congress
Credit exceeds $5,000,000, will be evidenced by a promissory note from Olympic to Cintex, will be due 90 days from the date of issue and will bear interest at the rate of 0.11% per day.

    In addition to the purchase price described above, the Corporation will also be obligated, as a contingent purchase price, to issue additional shares of Common Stock of the Corporation to the sellers if (i) none of the sellers sells or disposes of any of the Corporation's Common Stock for 3 years after the closing date, and (ii) the average price of the Corporation's Common Stock owned by them as quoted on a national exchange for every 30 day period preceding the third anniversary date of the closing is less than $15,000,000. If these contingencies are not met, the Corporation is required to issue an additional number of shares sufficient for sellers to own Common Stock of the Corporation having an average price of $15,000,000 for the 30 day period preceding the third anniversary date of the closing.

    If the sellers voluntarily sell any of the Common Stock to a third party, the Corporation has a 10 day right of first refusal to acquire the shares at the same price offered by the sellers.

    The acquisition will be treated as a sale for both Puerto Rico and United States federal income tax purposes.

    Upon completion of the acquisition, Olympic Mills will operate as a subsidiary of the Corporation and Yabucoa Industries, Inc., and Lutania will operate as subsidiaries of Olympic Mills.


                   BUSINESS OF OLYMPIC MILLS CORPORATION

    Olympic Mills is a privately held, vertically integrated textile and apparel manufacturer in Puerto Rico. It is Puerto Rico's leading manufacturer of underwear, T-shirts, school uniforms and polo shirts. Olympic Mills is classified as a "936 Company" under the Code which generally provides that qualified income earned in Puerto Rico is not subject to U.S. taxation. Olympic Mills' products are sold primarily in Puerto Rico or to the U.S. Military. Total net sales for 1994 were $28,930,919 with net earnings of $1,964,342. Olympic Mills operates two vertical mills and a cut and sew operation in Puerto Rico.

    Products. Olympic Mills has four basic product lines. All cotton knitted men's underwear, cotton and cotton blend knitted T-shirts, cotton and cotton blend polo shirts and non-knitted sewn
products such as pajamas and shorts.   Trade names used by Olympic
Mills include Grana underwear, America Project underwear and sportswear and Olympic Mills. Olympic Mills knits, bleaches and dies most of the knitted fabric used by it and purchases the non-knitted fabric from outside sources.

    In 1994, the product mix of the Corporation's business was underwear 30%, T-shirts 50%, polo shirts 15%, and other products 5%. This product mix is expected to change during 1995 as a result of the increased military purchasing of underwear. Currently, Olympic Mills produces 3,000 dozen T-shirts and 2,000 dozen briefs, polo shirts and other products daily. Olympic Mills operates vertical mills in Guaynabo and Humacao, Puerto Rico and a cutting and sewing operation in Yabucoa, Puerto Rico. These facilities are sufficient to supply the current sales and future expansion.

    Customers. With the exception of underwear sold to the U.S. Department of Defense and a private label "big and tall" program, all of Olympic Mills' products are now sold in Puerto Rico. Grana underwear is sold to the general public through leading department stores, retailers and discounters such as WalMart and K-Mart. The T-shirts are sold to screen printers who distribute printed shirts to retailers like Caribbean Outfitters. The polo shirts are used primarily as school uniform shirts and are sold through retailers and the school themselves.

    The three largest customers in 1994 were E. Mendoza & Co., Estampados Deportivos, an affiliate of Olympic Mills not a party to the acquisition, and the U.S. Department of Defense. No other single customer accounted for more than 5% of Olympic Mills' net sales in fiscal 1994. The loss of the sales to any of the key customers would have a material adverse effect on Olympic Mills' results of operations. Olympic Mills has no long-term purchase contracts or commitments with any customer other than the U.S. Department of Defense.

    Supplying products to retail stores outside of Puerto Rico could represent a major growth area for Olympic Mills. Shirts imprinted at the Humacao plant will be exported throughout the Caribbean Basin. Customers would be retail stores, hotel shops, cruise ships and Caribbean Outfitters stores. One of the fastest growing segments of the T-shirt business is licensing. This area which could be pursued by Olympic Mills. Coachman, through common stockholders and prior dealings, has relationships with B.U.M. Equipment and Ocean Pacific as well as other apparel licensing companies. The licensing market in the Caribbean and South America represents a great opportunity.

    In the past Olympic Mills operated a sales office in the United States. The office was closed in 1987 due to a change in the ownership of Olympic Mills and the owner's desire to concentrate on business in Puerto Rico. Re-entering the U.S. market directly or through strategic alliances present a significant opportunity for growth. Approximately 4 million Puerto Ricans live in the United States, and they constitute approximately 20% of the Latin community in the United States which is the fastest growing segment of the population. With the high name recognition of the Grana name in the Puerto Rican community, both Grana underwear and America Project T-shirt, offer potential opportunities for penetrating the U.S. market.

    Marketing. At the present time, Olympic Mills is marketing its consumer products only in Puerto Rico through two channels of distribution. One is through an in-house sales staff of 6 which handles direct sales, and the other is through the distributors such as E. Mendoza & Co.

    In the past, Olympic Mills has used limited advertising in promoting brand awareness. The existing core business is supplying quality underwear and T-shirts to the Puerto Rican market. By expanding the product line, increasing marketing and advertising and expanding the customer base, management believes that future growth in this core business is attainable.

    The contract business with the U.S. military is relatively new to Olympic Mills. Sales from the military contract are becoming a significant portion of the Olympic Mills' gross revenues. During the last year, Olympic Mills produced underwear for all branches of the military with quality and service meeting or exceeding military standards. The U.S. military now requires contractors to electronically receive purchase orders and transmit invoices, and Olympic Mills has made the necessary changes to meet this requirement.

    Future Expansion. In the future, the Corporation expects to open a sales and marketing operation in the United States. Such operation would handle sales and distribution of all of Olympic Mills' products in the United States. Both the Grana underwear and America Project T-shirts lines could be very competitive in light of the large Puerto Rican and hispanic population in the United States who are familiar with the Grana trademark and products. The Corporation will also pursue licensing and private label manufacturing in the U.S.

    Competition. There are several competitors for Olympic Mills consumer products. The two largest are Fruit of the Loom and Hanes. In Puerto Rico, Olympic Mills' is very competitive due to brand recognition and loyalty and delivery time and service. However, as the Corporation expands outside Puerto Rico, it will be at a disadvantage due to the size and financial strength of its competition.

    Raw Materials. The principal raw materials used by Olympic Mills are 100% cotton yarn and a blend of pre-spun 50% cotton and 50% synthetic yarn. Many factors including crop conditions, agricultural policies, market conditions and demand can significantly affect the cost and availability of these yarns, but to date, Olympic Mills has experienced no difficulty obtaining adequate supplies. Olympic Mills currently purchases yarn from three suppliers however, these are commodity purchases and are available from a wide range of suppliers It currently maintains a 60 day inventory of raw materials. All woven and some knitted cloth is purchased from outside suppliers.

    Inventory and Backlog. Olympic Mills' backlog consists of confirmed purchase orders. At June 30, 1995, Olympic Mills had approximately $3,000,000 of unfilled customer orders for goods compared to $2,000,000 on June 30, 1994. Olympic Mills has not experienced any difficulty in filling orders on a timely basis or material returns of its products. Olympic Mills maintains a 60 day supply of raw materials and also maintains an inventory of finished goods to level out the effects of seasonality of sales.

    Seasonally. The products sold to the U.S. Department of Defense are not seasonal. Commercial sales are seasonal in nature with Christmas, back to school and Fathers Day being the peak seasons.

    Financing. The Corporation has obtained a letter of intent from Congress, to finance through Olympic Mills a portion of the purchase price and provide an operating credit line. Terms are, in general, a $10,000,000 revolving credit line funding up to an amount equal to 50% of inventory and 80% of receivables secured by inventory and receivables and a $5,000,000 3 year term loan secured by machinery and equipment. The rate will be 4% over Congress's "cost of 936 Funds," which is regulated by a local Puerto Rican authority which rate is normally between 75% and 90% of the LIBOR rate.

    Patents, Copyrights and Trademarks. Olympic Mills is the holder of a number of copyrights and registered trademarks. Those actively used now are Grana and America Project . Olympic Mills has used the trade name "Olympic Mills" for 46 years in Puerto Rico and has used it in the United States while operating a sales office in the United States; however, it has not been registered.

    Regulations.   Olympic Mills' various operations will be
regulated by federal, state and foreign laws, rules and regulations. On the federal level, the Olympic Mills is subject to minimum wage and other labor laws. It will also be subject to foreign and state regulation regarding wages, hours, working conditions and worker's compensation. Olympic Mills must comply with local land use and zoning regulations. Olympic Mills is now also subject to the terms of the Disabled American's Act and is making every effort to comply.

    Facilities. Olympic Mills leases and occupies a 170,000 square foot manufacturing facility, which contains the executive offices, in Guaynabo, Puerto Rico. It also leases and occupies a 140,000 square foot manufacturing facility in Humacao and a 28,000 square foot cut and sew facility in Yabucoa, Puerto Rico.

    Employees. Olympic Mills employs 1,035 full and part-time employees. None of Olympic Mills' employees is represented by a labor union or subject to a collective bargaining agreement.

    Olympic Mills does not have a collective bargaining agreement covering any of its employees, nor has it ever experienced any material labor disruption, and is not aware of any efforts or plans to organize its employees. Olympic Mills contributes part of the cost of medical and life insurance coverage for eligible employees. Olympic Mills considers relations with its employees to be excellent. Olympic Mills does not have a retirement or pension program.

    Legal Proceedings. There are no material legal proceedings pending against Olympic Mills at this time.


                              THE CORPORATION

Common Stock

         The Corporation has paid no dividends on its Common Stock as of the date of this Proxy Statement nor does it intend to pay dividends on its Common Stock in the foreseeable future. The Corporation currently intends to retain future earnings to fund development and growth of its businesses. In the future, any payment of dividends on Common Stock will be dependent upon the financial condition, capital requirements and earnings of the Corporation, restrictions in any lending arrangements the Corporation may have, including the facility with Congress, and any other factors the Board of Directors may deem relevant.

    The Corporation's Common Stock is listed for trading on the NASDAQ OTC Bulletin Board under the trading symbol "CINC". The following table reflects the range of high and low bid prices, as reported by the National Quotation Bureau, for each quarterly period during 1994 and through the date of the Proxy Statement. The prices represent inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions. Trading in the Corporation's Common Stock is very limited and may not be an indication of the value of the Common Stock.

                              High      Low       High      Low
Quarterly Period Ended        Bid       Bid       Ask       Ask


March 31, 1994                .50                 .25
June 30, 1994                 .3125     .1875     .4375     .3750
September 30, 1994            .3125     .25       .50       .34375
December 31, 1994             .3125     .1875     .46875    .34375
March 31, 1995                .21875    .125      .40625    .20
June 30, 1995                 .50       .125      .6875     .1875
Current 8-25-95               .25       .25       .4375     .4375

    On September 6, 1995, the average of the bid and asked price for the Common Stock, as reported on the NASDAQ OTC Bulletin Board, was $.34375 per share. As of September 6, 1995, the Corporation had approximately 665 holders of its Common Stock.

    The Corporation intends to apply to have the Common Stock listed on the American Stock Exchange or the Nasdaq National Market. To achieve the price per share required for listing, the shareholders of the Corporation must approve a reverse stock split of 1 share for each 6 shares and authorize the Board of Directors to file the necessary amendments to its Articles of Incorporation if and when the listing is accepted. The prices shown in the above table do not reflect the impact of the reverse stock split.

Business

    The Corporation, through its subsidiaries, currently: (i) operates four Caribbean Outfitters retail stores in Aruba (2), Bonaire and St. Thomas and a Back Bay Outfitters store in Tampa, Florida; (ii) manages a hotel in San Antonio, Texas; and (iii) has an option to purchase the Hotel on the Cay in St. Croix, U.S.V.I. During the past two years the Corporation has consolidated its financial and management operations to increase efficiency. During the next year, the Corporation intends to move the supervision of its retail and resort operations to Puerto Rico, and with the acquisition of Olympic Mills, establish a T-shirt distribution and printing operation.

    Market Segments. The Corporation is engaged in the following leisure travel related business: Caribbean Outfitters stores are specialty retailers of casual clothing, tropical gifts and native crafts; Back Bay Outfitters sells eco-tourism clothes, gear and supplies; Resorts of Americas and Innkeepers, Inc. sell time shares at a resort and manages a hotel. With the acquisition of Olympic Mills, the Corporation will produce and distribute a proprietary line of T-shirts and travel clothing.

    Retail Customers. There are significant number of potential customers both at current locations and potential future locations. The Corporation will aggressively market its retail stores and clothing lines to customers traveling by air, cruise and visiting overnight in Caribbean locations. This will be done primarily through print media and placing logos prominently on all merchandise sold.

    Retail Expansion Strategy. As the population ages and people have more free time, the leisure travel industry has grown rapidly. Statistics show more people are traveling than ever before. The Caribbean is one of the top destinations for leisure travel. The cruise business has grown by over 8% annually, and there are now 40,000 cruise ship berths under construction for delivery by 1997, a 28% increase. The Corporation is positioned to take advantage of this growth and is planning to expand its retail operations. Its retail and distribution operation sells resort clothing and gifts in the Caribbean Basin as well as eco-tourism clothing, gear and supplies. All of these segments are expected to grow with the leisure travel industry.

    Retail Competition. Competition in the retail business in the Caribbean Basin is primarily from local shops, most with single locations. Although there are Caribbean wide chains such as Little Switzerland and Benneton, they do not directly compete with Caribbean Outfitters due to the difference in product line. There are a wide range of competitors in wholesale distribution from small one man shops to large suppliers of clothing such as "Bye" .


    Hotel and Time Share. The Coachman Inn concept was developed and refined by the Corporation since it was founded in 1985. The concept was to develop, construct and operate luxury/economy lodging properties positioned towards the lower priced end of the lodging industry. The hotels were designed to attract the value-conscious traveler desiring quiet, clean, comfortable, "no-frills" lodging at reasonable prices. The Corporation owned and managed 10 hotel properties but had to curtail additional development due to a lack of expansion capital and financing. Without the ability to expand the hotel business into a substantial chain, the Corporation shifted its primary business emphasis from hotel operations to retail operations. The Corporation then began liquidating a significant portion of the hotel properties. The Corporation currently manages one Coachman Inn Hotel in San Antonio, Texas.

    In 1994, the Corporation acquired an option to purchase the Hotel on the Cay in St. Croix, U.S.V.I. and a contract to sell time share units at that hotel. The option on the Hotel expires in October, 1995 and the Corporation has not decided whether to exercise or negotiate an extension of the option. The Corporation does not manage that hotel and has not actively sold time share units since the quality standards required by the Corporation for the hotel have not been met. Competition in the time share sales business varies from large multi-property chains like Disney and Marriott to individual properties. Location and property value are the deciding factor on most buying decisions.

    Patents, Copyrights and Trademarks. The Corporation has registered the trade name "Coachman Inn" with the United States Patent and Trademark office which has issued a certificate of registration effective March 1986. The Corporation has also registered the trade name "Caribbean Outfitters " with the United States Patent and Trademark office which has issued a certificate of registration effective in April, 1995. The Corporation has filed a Federal Trademark Application with the United States Patent and Trademark office for "Back Bay Outfitters ". The Corporation intends to maintain the integrity of these symbols against unauthorized use and to protect future use against claims of infringement and unfair competition where circumstances warrant. Any licensee's use of the trade name, service mark and logo must be in strict conformance with the license of franchise agreement to be entered into with the Corporation.

    Regulations The Corporation's various operations will be regulated by federal, state and foreign laws, rules and regulations. On the federal level, the Corporation is subject to minimum wage and other labor laws. It will also be subject to foreign and state regulation regarding wages, hours, working conditions and worker's compensation. The Corporation must comply with local land use and zoning regulations. Operation of the Corporation's hotel properties will require compliance with state and local health regulations and other laws and regulations of state and local authorities. The Corporation is now also subject to the terms of the Disabled American's Act and is making every effort to comply.

    Facilities. The Corporation currently leases approximately 5,700 square feet of office space at 301 N.W. 63rd Street, Suite 500, Oklahoma City, Oklahoma, as its corporate headquarters, which lease expires March 31, 1997. Caribbean Outfitters leases approximately 1,000 square feet of office space at 715 N. Sherrill, Tampa, Florida, as its operations headquarters on a short term basis.

    Caribbean Outfitters has leases with remaining terms ranging from two to five years on the six current store locations. The store sizes range from 734 square feet in Bonaire, Netherlands Antilles, to 2,900 square feet in Aruba. The average store size is 2,000 square feet.

    Employees. As of December 31, 1994, the Corporation employed 63 people, 10 of whom were in management positions. Non-management employees were composed of approximately 30 full-time employees and 23 part-time employees. The number of part-time employees fluctuates during peak selling periods. Full-time employees are defined as those working over 30 hours per week. None of the Corporation's employees is represented by a labor union or subject to a collective bargaining agreement.

    The Corporation does not have a collective bargaining agreement covering any of its employees, nor has it ever experienced any material labor disruption, and is not aware of any efforts or plans to organize its employees. The Corporation contributes part of the cost of medical and life insurance coverage for eligible employees. All employees also receive very substantial discounts on Caribbean Outfitters merchandise. The Corporation considers relations with its employees to be excellent. The Corporation does not have a retirement or pension program.

    Legal Proceedings. There are no material legal proceedings pending against the Corporation at this time. The Corporation's Florida subsidiary, Caribbean Outfitters, Inc. has accounts payable and lease obligations of approximately $782,374, some of which are pending claims and litigation filed against the subsidiary.


                      INDEPENDENT PUBLIC ACCOUNTANTS

    Sartain Fischbein & Co., independent certified public accountants, have served the Corporation as its principal accountants, for the past year and were responsible for the audit of the Corporation's most recent financial statements. Representatives of such firm will be present at the Corporation's Special Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they so desire. KPMG Peat Marwick have served Olympic Mills as its principal accountants for the past year and were responsible for the audit of the financial statements of Olympic Mills included herein and for the pro forma financial statements included herein. No representatives of KPMG Peat Marwick will be present at the Special Meeting. The Corporation has not decided who will serve as its principal accountants for the current year and does not expect to do so until after the completion of the transaction with Olympic Mills.


                           FINANCIAL INFORMATION

    The financial statements for Olympic Mills included in this Proxy Statement have been audited by KPMG Peat Marwick independent accountants, as stated in their reports appearing herein, and have been so included in reliance upon such reports given on the authority of that firm as experts in accounting and auditing.

    The financial statements for Coachman Incorporated included in this Proxy Statement have been audited by Sartain Fischbein & Co. independent accountants, as stated in their reports appearing herein, and have been so included in reliance upon such reports given on the authority of that firm as experts in accounting and auditing.


                              OTHER BUSINESS

    Management does not intend to bring any matters before the meeting other than those set forth in the accompanying notice. Management knows of no other matters to be brought before the meeting by others. However, if any other matters are brought before the meeting, the proxies named in the enclosed form of proxy will vote in accordance with their judgment on such matters.



                             By Order of the Board of Directors



                                     Dennis D. Bradford
                                    Chairman of the Board

Oklahoma City, Oklahoma
October ____, 1995

           YOUR COOPERATION IN GIVING THIS MATTER YOUR IMMEDIATE
              ATTENTION AND IN RETURNING YOUR PROXY PROMPTLY
                            WILL BE APPRECIATED